CAPSTONE INTERNATIONAL CORPORATION

( A DEVELOPMENT STAGE COMPANY )

FINANCIAL STATEMENTS

MARCH 31, 2001 AND DECEMBER 31, 2000


TABLE OF CONTENTS

<table>

</table>


David E. Coffey

3651 Lindell Road, Suite I, Las Vegas, NV 89103

_________________________________________

Certified Public Accountant

INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors and Stockholders

of Capstone International Corporation

Surrey, BC, Canada

I have audited the accompanying balance sheets of Capstone

International Corporation (a development stage company) as of March 31,

2001 and December 31, 2000 and the related statements of operations,

cash flows, and changes in stockholders' equity for the periods then ended, as well as the cumulative period from November 16, 2000 (date of inception) to March 31, 2001. These statements are the responsibility of

Capstone International Corporation's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted

auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Capstone

International Corporation as of March 31, 2001 and December 31,

2000 and the results of operations, cash flows, and changes in stockholders' equity for the periods then ended, as well as the cumulative period from November 16, 2000, in conformity

with generally accepted accounting principles.

David E. Coffey, C. P. A.

Las Vegas, Nevada

May 10, 2001


CAPSTONE INTERNATIONAL CORPORATION

( A DEVELOPMENT STAGE COMPANY )

BALANCE SHEETS

<table>
	March 31, 2001	December 31, 2000
ASSETS
Cash	$32	$32
Total Assets	$32	$32

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	$0	$0
Total Liabilities	$0	$0

Stockholders' Equity
-Common Stock, authorized 100,000,000 shares at .001 par value, 100,000 shares issued and outstanding.	100	100
-Additional paid-in capital.	$900	$900
-Deficit accumulated during the development stage.	$(968)	$(968)
Total Stockholders' Equity	$32	$32

Total Liabilities and Stockholders' Equity	$32	$32

</table>

The accompanying notes are an integral part of these financial statements.


CAPSTONE INTERNATIONAL CORPORATION

( A DEVELOPMENT STAGE COMPANY )

STATEMENTS OF OPERATIONS AND DEFICIT

ACCUMULATED DURING THE DEVELOPMENT STAGE

( With Cumulative Figures From Inception )

<table>
	Three Months Ending Mar.31, 2001	From Inception, Nov.16, 2000 to Dec. 31, 2000	From Inception, Nov.16, 2000 to Mar.31, 2001

Income	$0	$0	$0

Expenses:
Organizational costs	$0	$968	$968

Total expenses	$0	$968	$968

Net loss	$0	$(968)	$(968)

Retained earnings, beginning of period	$(968)	$0

Deficit accumulated during the development stage	$(968)	$(968)

Earnings (loss) per share assuming dilution: Net loss	$0	$(0.01)	$(0.01)

Weighted average shares outstanding	100,000	100,000	100,000

</table>

The accompanying notes are an integral part of these financial statements.


CAPSTONE INTERNATIONAL CORPORATION

( A DEVELOPMENT STAGE COMPANY )

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FROM NOVEMBER 16, 2000 ( Date of Inception ) TO MARCH 31, 2001

<table>
	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total

Balance, November 16, 2000	---	$---	$---	$---	$---

Issuance of common stock for cash, November 20, 2000	100,000	$100	$900	$0	$1,000

Less net loss	0	$0	$0	$(968)	$(968)

Balance, December 31, 2000	100,000	$100	$900	$(968)	$32

Less net loss	0	$0	$0	$0	$0

Balance, March 31, 2001	100,000	$100	$900	$(968)	$32

</table>

The accompanying notes are an integral part of these financial statements.


CAPSTONE INTERNATIONAL CORPORATION

( A DEVELOPMENT STAGE COMPANY )

STATEMENTS OF CASH FLOWS

( With Cumulative Figures From Inception )

<table>
	Three Months Ending Mar.31, 2001	From Inception, Nov.16, 2000 to Dec. 31, 2000	From Inception, Nov.16, 2000 to Mar.31, 2001

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net Loss	$0	$(968)	$(968)
Non-cash items included in net loss
Adjustments to reconcile net loss to cash used by operating activity	$0	$0	$0

NET CASH PROVIDED BY OPERATING ACTIVITIES	$0	$(968)	$(968)

CASH FLOWS FROM INVESTING ACTIVITIES	$0	$0	$0

CASH FLOW FROM FINANCING ACTIVITIES:
Sale of common stock	$0	$100	$100
Paid-in capital	$0	$900	$900

NET CASH PROVIDED BY FINANCING ACTIVITIES	$0	$1,000	$1,000

NET INCREASE IN CASH	$0	$32	$32

CASH AT BEGINNING OF PERIOD	$32	$0

CASH AT END OF PERIOD	$32	$32

</table>

The accompanying notes are an integral part of these financial statements.


CAPSTONE INTERNATIONAL CORPORATION

( A DEVELOPMENT STAGE COMPANY )

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2001 AND DECEMBER 31, 2000

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated on November 16, 2000 under

the laws of the State of Delaware. The business purpose of

the Company is to acquire funeral facilities and the selling of prepaid funeral programs.

The Company will adopt accounting policies and procedures

based upon the nature of future transactions.

NOTE B: EARNINGS (LOSS) PER SHARE

Basic EPS is determined using net income divided by the

weighted average shares outstanding during the period.

Diluted EPS is computed by dividing net income by the

weighted average shares outstanding, assuming all dilutive

potential common shares were issued. Since the Company

has no common shares that are potentially issuable, such as

stock options, convertible securities or warrants, basic and diluted EPS are the same.

NOTE C: COMMON STOCK ISSUES

On November 20, 2000 the Company authorized the sale of

100,000 shares of it's common stock at $.01 per share for

total proceeds of $1,000. The proceeds were used for

working capital purposes.